AQUILA DISTRIBUTORS, INC.
                  AGREEMENT FOR GROUP PURCHASES
                        AT REDUCED PRICES


FROM:


TO:  Aquila Distributors, Inc.
     380 Madison Avenue, Suite 2300
     New York, N.Y. 10017
     (212) 697-6666

Gentlemen:

We desire to enter into an agreement with you for the purchase of the shares of ____________________________ (name of Trust/Fund).
Upon acceptance of this Agreement by you, we understand that shares of the Trust/Fund may be purchased by members of _________________ (name of Qualified Group), at a reduced price, subject however to all of the terms and conditions hereof and to your right, without notice, to suspend or terminate the sale of the shares.

1. We understand that the shares will be offered at a reduced price to certain Qualified Groups as set forth in the Trust's/Fund's then current Prospectus (which term as used herein includes any related applications submitted on behalf of this Qualified Group are subject to acceptance or rejection as set forth in the Trust's/Fund's then current Prospectus.

2. Shares of the Trust/Fund will be offered only in accordance with the terms and conditions of its then current Prospectus and no representations will be made which are not included in said
Prospectus or in any authorized supplemental material supplied by you.

3. We understand and agree that the sales charge relative to any purchases at reduced prices of shares by _____________________
(Name of Qualified Group) will be ____% and that the dealer reallowance will be ____%.

4. We represent that __________________ (name of Qualified Group) is a Qualified Group whose members are eligible to purchase shares at the reduced price. A Qualified Group is (i) a group, association, or category of purchasers who are represented by a fiduciary, professional, or other representative (other than a registered broker-dealer), (ii) which satisfies uniform criteria which enable you to realize economies of scale in your costs of distributing shares, (iii) gives its endorsement or authorization to an investment program to facilitate solicitation of its membership by a broker or dealer, and (iv) complies with the conditions of purchase that are set forth in any agreement entered into between the Trust/Fund and the group, representative, broker, or dealer.

5. We understand that at the time of purchase the investor, either directly or through us, must furnish you, on behalf of the Transfer Agent for the Trust/Fund, with information sufficient to permit verification that his/her purchase qualifies for the reduced sales charge.

6. Your obligations to us under this Agreement are subject to all the provisions of any agreement entered into between you and the Trust/Fund. We understand and agree that in performing our services covered by this Agreement we are acting as principal, and you are in no way responsible for the manner of our performance or for any of our acts or omissions in connection therewith. Nothing in this Agreement shall be construed to constitute us or any of our agents, employees, or representatives as your agent, partner, or employee, or the agent or employee of the Trust/Fund.

7. This Agreement is dependent upon the continued effectiveness of a Sales Agreement by which you have agreed with us for distribution of shares of the Trust/Fund. This Agreement is subject to all terms of such Sales Agreement.

8. This Agreement may be terminated by either party on 30 days' notice. All notices hereunder shall be in writing addressed to the respective parties at the addresses listed hereon, unless changed by notice given in accordance with this Agreement.

9. This Agreement shall become effective as of the date when it is executed and dated by you. This Agreement is not assignable or transferable.


               BROKER OR DEALER FIRM (Name) _______________________

               Address ____________________________________________

               By (Signature) _____________________________________

               Name and Title _____________________________________

               Telephone Number ___________________________________


Accepted:

AQUILA DISTRIBUTORS, INC.

By ____________________________

Date __________________________